Exhibit 10.1

FAMOUS DAVE’S OF AMERICA, INC.

AMENDED AND RESTATED
PERFORMANCE SHARE AGREEMENT
(2004-2006 Awards)

This AMENDED AND RESTATED PERFORMANCE SHARE AGREEMENT (the “Agreement”) is made effective as of _________, 2005 by and between Famous Dave’s of America, Inc., a Minnesota corporation, having a place of business at 8091 Wallace Road, Eden Prairie, MN 55344 (the “Company”), and [____________] (“Employee”).

WITNESSETH:

WHEREAS, the Company has adopted the Famous Dave’s of America, Inc. [1995 Stock Option and Compensation Plan] [1997 Employee Stock Option Plan] (the “Plan”) to increase shareholder value and to advance the interests of the Company by furnishing a variety of economic incentives designed to attract, retain and motivate employees;

WHEREAS, the Company and Employee have previously entered into a Performance Share Agreement dated as of February 18, 2004 pursuant to which the Company granted Employee an award to be paid in shares of the Company’s common stock, $.01 par value per share (the “Performance Shares”), subject to certain conditions, which Performance Share Agreement was amended as of February 25, 2005 pursuant to Amendment No.1 to Performance Share Agreement (as amended, the “Original Agreement”);

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) desires to amend the terms of the Original Agreement as provided herein and has authorized the Company to amend and restate the terms of the Original Agreement pursuant to this Agreement.

NOW, THEREFORE, it is agreed as follows:

1.	Grant of Stock.
Subject to the terms and provisions of this Agreement and the Plan, the Company hereby grants to Employee an award to be paid in shares of the Company’s common stock, $.01 par value per share (the “Performance Shares”), on the Vesting Date identified in Exhibit A attached hereto. The number of Performance Shares granted pursuant to this award is set forth in Exhibit A and issuance by the Company of such Performance Shares (i) is contingent upon the Company achieving the performance objectives set forth in Exhibit A; and (ii) is subject to the other terms and conditions and contingencies set forth in such Exhibit and in the Plan.

2.	Rights of Employee.
Employee shall not have any of the rights of a shareholder with respect to the Performance Shares except to the extent that such Performance Shares are issued to Employee in accordance with the terms and conditions of this Agreement and the Plan.

3.	The Plan.
The Performance Share award is granted pursuant to the Plan (including without limitation Section 9 thereof) and is governed by the terms thereof, which are incorporated herein by reference. In the event of any conflict or inconsistency between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall govern and control.

4.	Administration.
This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and to this Agreement shall be final and binding upon Employee. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall govern and control.

5.	Continuation of Employment or Right to Corporate Assets.
Nothing contained in this Agreement shall be deemed to grant Employee any right to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation, nor shall this Agreement be construed as giving Employee, Employee’s beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

6.	Further Assurances.
Each party hereto agrees to execute such further papers, agreements, assignments or documents of title as may be necessary or desirable to affect the purposes of this Agreement and carry out its provisions.

7.	Governing Law. This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.

8.	Entire Agreement; Amendments.
This Agreement and the Plan embody the entire agreement made between the parties hereto with respect to the matters covered herein and shall not be modified except by a writing signed by the party to be charged.

9.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of the date first written above.

FAMOUS DAVE’S OF AMERICA, INC.
By:
Name:
Title:

_________________________________

[_____________], Employee

Exhibit A to Performance Share Agreement

Additional Terms and Conditions of Performance Shares

•	Number of Performance Shares subject to the Agreement: [_________] (the “ Performance Shares”)

•	Grants of Performance Shares are contingent upon:

(i)	Employee having signed and delivering (either previously or in connection with this grant) a non-competition agreement in form and substance acceptable to the Corporation on or prior to the date of the Agreement.

(ii)	Employee remaining an employee of the Company during all periods prior to the “Vesting Date” (as defined below); and

(iii)	the Company achieving 100% of the cumulative total of the earnings per share goals (as discussed below) for fiscal 2004, fiscal 2005 and fiscal 2006 (the “Cumulative EPS Goal”); provided that if the Company fails to achieve 100% of the Cumulative EPS Goal but achieves at least the Applicable Percentage (as defined below) of the Cumulative EPS Goal, then Employee shall be entitled to receive a percentage of the Performance Shares equal to the percentage of the Cumulative EPS Goal achieved by the Company.

If these conditions are satisfied, the Company shall issue the number of Performance Shares earned to Employee as soon as reasonably practicable following the Vesting Date.

For purposes hereof, the “Applicable Percentage” of the Cumulative EPS Goal shall be the percentage obtained by multiplying (a) 100; by (b) a fraction, the numerator of which equals the sum of (i) the fiscal 2004 earnings per share goal; plus (ii) 80% of each of the fiscal 2005 and 2006 earnings per share goals, and the denominator of which equals the Cumulative EPS Goal. By way of example only, assume the earnings per share goals for fiscal 2004, 2005 and 2006 equal $1.00, $2.00 and $3.00, respectively, the Applicable Percentage would be equal to 83.33%, calculated as follows:

Applicable Percentage	=	100	x	($1.00 + (80%)($2.00) + (80%)($3.00)	=	100	x	$5.00	=	83.33%

				($1.00 + $2.00 + $3.00)				$6.00

•	The earnings per share goal for each fiscal year will be determined by the Committee during the 1st fiscal quarter of the applicable fiscal year, or earlier, as determined by the Committee. Following the determination of the earnings per share goal for each fiscal year subject to the Agreement, the Company shall deliver written notice of such earnings per share goal to Employee (unless Employee is no longer of an employee of the Company) and Exhibit B to the Agreement shall be updated to reflect such earnings per share goal.

•	The actual earnings per share for each fiscal year shall be based on the fully diluted earnings per share amount for such fiscal year that is set forth in the audited financial statements filed with the Company’s corresponding Annual Report on Form 10-K; provided, however, that the actual earnings per share for fiscal 2005 shall be net of compensation expense related to the Company’s performance share programs that results from increases in the market value of the Company’s common stock from and after the date on which performance shares are granted, but only to the extent that such compensation expense is in excess of the budgeted amount used in determining the earnings per share goal for fiscal 2005. The determination regarding whether the Company has achieved the cumulative total of the earnings per share goals for fiscal 2004, fiscal 2005 and fiscal 2006 will be made upon filing of the Annual Report on Form 10-K for fiscal 2006 (the “Vesting Date”). Performance Shares will be issued only if at least the Applicable Percentage of the cumulative total goal for all three fiscal years is achieved and no partial issuance of Performance Shares shall be made if the Applicable Percentage or more of the goals are achieved in any one or more fiscal years but not for the cumulative three year total.

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